EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
[Brentwood Portfolio]

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective as of the 23rd day of March, 2015 (the “Effective Date”), by and between GAHC3 Mountain Crest Senior Housing Portfolio, LLC, a Delaware limited liability company, (“Buyer”), and the parties listed on Schedule 1 attached hereto (each seller party being referred to as a “Seller”; unless otherwise indicated, the term “Sellers” refers to all six of the seller parties).
RECITALS
A.    Each Seller is the owner of the property listed on Schedule 1 adjacent to the name of that Seller, the legal description of each property stated on Exhibit A, together with the Other Property Rights (defined below) associated therewith and the Improvements (defined below) constructed thereon (each such property including the associated Other Property Rights and Improvements, a “Facility”). For drafting convenience, Schedule 1 establishes for each Facility a name for that property, which name is intended to refer to all of the Property (defined below) with respect thereto.
B.    Each Seller desires to sell the Property (as hereinafter defined), and Buyer desires to purchase the same from Sellers, on and subject to the terms and conditions set forth in this Agreement.
AGREEMENT
FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
Section 1.    Terms and Definitions; Notice Addresses: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Broker(s)” collectively shall mean B.C. Ziegler & Co., acting as Seller’s agent.
(b)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the Closing Date (defined below), subject to extension as expressly set forth in this Agreement. The Closing shall be held through the mail by delivery of the closing documents and other items required for Closing to the Title Insurer (defined below) on or prior to the Closing Date, or to such other place or manner as the parties hereto may mutually agree. Title Insurer shall be permitted to complete Closing based upon receipt of electronic copies of Closing documents, provided that the party delivering such electronic copy agrees in writing to provide originals within one (1) business day following the Closing Date.
(c)    “Closing Date” shall mean April 30, 2015, effective as of the beginning of May 1, 2015, or, if any condition to Buyer’s obligations as stated in Section 13 below has not been met, such later date within thirty (30) days thereafter as designated by Buyer; provided, that Buyer shall have the right to accelerate the Closing Date to an earlier date upon written notice to Seller, which notice may be sent by Buyer’s counsel to Seller’s counsel via email. Notwithstanding the preceding sentence, the parties hereto acknowledge that their respective intention is to have a Closing Date which is the last day of a calendar month. For purposes of the foregoing, if said 30th day is not the last day of a calendar month, the Closing Date shall be on the last day of the current calendar month in which said 30th day occurs. If the last day of the month is not a business day, then executed documents and funds will be delivered into escrow on the business day preceding said last day, with Closing being automatic and effective as of said last day. The Parties acknowledge and agree that there may be as many as three (3) separate Closings, each on a different Closing Date determined as the conditions precedent to a Closing are satisfied or waived by the Parties: the first Closing (the “First Closing”) with respect to the Hobart Property, LaPorte Property, Elkhart Property, and the Eastlake Property on April 30, 2015, at which time Buyer shall pay the sum of Forty-Eight Million Four Hundred Four Thousand Four Hundred Seventy-Four Dollars ($48,404,474), subject to the satisfaction of the other conditions precedent to that Closing stated in this Agreement; the second Closing (the “Second Closing”) with respect to the Tanglewood Property on the date established by Section 4(b)((iii), at which time Buyer shall pay the sum of Nineteen Million Nine Hundred Seventy-Nine Thousand Two Hundred Seventy-Seven Dollars ($19,979,277) less the balance of the Assumed Debt as defined in Section 4(b)(ii), subject to the satisfaction of the other conditions precedent to that Closing stated in this Agreement; and the third Closing (the “Third Closing”) with respect to the Niles Property, at which time Buyer shall pay the sum of Six Million Six Hundred Sixteen Thousand Two Hundred Forty-Nine Dollars ($6,616,249) upon the satisfaction of the conditions precedent to that Closing stated in this Agreement. The parties hereby acknowledge that the amounts stated above as the portion of the Purchase Price payable as to each Closing will not control a party’s valuation of the Property conveyed at that Closing.
(d)    “Due Diligence Period” shall mean the period beginning upon the execution and delivery to both parties of this Agreement and ending on April 15, 2015.
(e)    “Earnest Money” shall mean Two Million Dollars ($2,000,000.00) (together with all interest accrued thereon). Buyer shall deliver the Earnest Money into escrow with Title Insurer within three (3) business days after the execution and delivery to both parties of this Agreement. The Earnest Money shall be applied as part payment of the Purchase Price at Closing, or disbursed as agreed upon in accordance with the terms of this Agreement. If the First Closing, Second Closing and Third Closing occur on three separate date, then $500,000 of the Earnest Money shall applied at the First Closing, and the balance of the Earnest Money shall be applied at the later of the Second Closing and the Third Closing (or at the time of the Second Closing and the Third Closing if both said Closing occur at the same time). Upon the expiration of the Due Diligence Period, all monies on deposit shall become nonrefundable, except for a default by Seller or the failure of a condition precedent to Buyer’s obligation to Closing, or as otherwise set forth herein.
(f)    “Excluded Assets/Liabilities” shall mean all of the following:

(i)    Buyer shall not assume or be required to assume each Seller’s property and liability insurance on the Property. Prior to the Closing as to each Facility, Sellers shall provide Buyer with evidence reasonably satisfactory to Buyer that the Operator of such Facility has obtained (or Sellers have purchased for Operators) both general liability and EPLI insurance coverage that will irrevocably remain in effect not less than two (2) years after the Closing Date with respect to events occurring at the Property prior to the Closing Date (the “Tail Policy”); and
(ii)    Each Seller and/or each Operator shall retain, promptly pay and discharge in the ordinary course all other liabilities and obligations of Seller and Operator, respectively. Specifically, this Agreement excludes, and Buyer is not assuming or acquiring, any liabilities of Seller or Operators other than the assets and property specifically delineated herein, but only to the extent obligations and liabilities thereunder relate to periods on and after the Closing Date. The Excluded Assets/Liabilities include, but are not limited to, any liabilities or obligations under any loan or mortgage (except for the Tanglewood Loan as described in Section 4 below), Seller’s accounts payable and all obligations arising out of or related to the operation of the business conducted at the Property and the Property prior to the Closing Date, including without limitation costs, expenses and other liabilities and obligations arising from the operation of said business and Property (including medical malpractice claims or other injury or death to persons, including current or former residents); liability for overpayment and fraud under any third-party payor agreement or other resident-related contractual obligation; obligations under any collective bargaining agreement, employment agreement, pension or retirement plan, profit-sharing plan, stock purchase or stock option plan, medical or other benefits or insurance plan, compensation obligation or agreement or severance pay plan or agreement and any other employee benefit plan; and liability for any and all taxes.
(g)    “Leases” shall mean those certain lease agreements between (i) Summerville 2 LLC, a Delaware limited liability company (“Summerville”), lessee of the Hobart Property, the LaPorte Property and the Elkhart Property, and the owner of each said Property; and (ii) BKD Brentwood at Niles, LLC, a Delaware limited liability company (“BKD-Niles”), lessee of the Niles Property and the owner of said Property. BKD-Niles, Summerville, Emeritus Corporation, a Delaware corporation (“Emeritus”), and Brookdale Senior Living, Inc., a Delaware corporation, are sometimes referred to collectively hereafter as “Brookdale.”
(h)    “Management Agreements” shall mean the Management Agreements dated July 1, 2012 between Emeritus, as manager, and each owner of the Eastlake Property and the Tanglewood Property, respectively.
(i)    “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, is a material adverse change in, or a material adverse effect upon, any of the financial condition, operations, business or the Properties.

(j)    “Operating Licenses” shall mean the RCF licenses for Hobart, LaPorte, Eastlake and Tanglewood and the HFA license for Niles as described in Schedule 1.
(k)     “Operator” shall mean the Operator/Manager of each Property as designated on Schedule 1 attached hereto.
(l)    “Operator Property” shall mean any of the Property that is owned by the Operator/Manager of the Facility (as identified on Schedule 1 attached to this Agreement) if other than the Seller of that Facility.
(m)     “Other Property Rights” shall mean all gores, strips, easements, licenses, rights tenements, hereditaments, privileges and appurtenances relating to the Real Property (defined below), and all of Seller’s right, title and interest (whether existing now or hereinafter acquired) in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.
(n)    “Property” shall mean all of the following: the six Facilities as identified in Schedule 1, including real estate as identified in Exhibit A and all equipment and supplies owned by Seller and used in operation of the Facilities.
(i)    each parcel of land described on Exhibit A, together with the Other Property Rights with respect to each (collectively, the “Land”);
(ii)    all buildings, facilities and other improvements located on the Land, including, without limitation, all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”, and together with the Land, the “Real Property”);
(iii)    all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property by reason of a change of grade of any street or highway (collectively, the “Awards”);
(iv)    all right, title and interest of Seller in and to the Diligence Materials (defined below);
(v)    all right, title and interest in and to the intangible property used in connection with the foregoing, other than the Brookdale Excluded Property as listed in Schedule 1(l)(v) hereto, including, without limitation (except for items excluded pursuant to such schedule), any trademarks, trade names, service marks, trade dress and all variations thereof used in connection with the operation of the Property under the tradename used for such Property (e.g., “Tanglewood Trace”) but excluding all trademarks utilizing the name “Brookdale” or Emeritus and other intellectual property identified in Schedule 1(l)(v); all telephone and facsimile numbers relating to the Property (including all “800” numbers) and all e-mail addresses and domain names associated with the Property; all post office box addresses associated with the Property; and the Windows operating system used in connection with the operation of the Property; any and all certificates of occupancy and other permits, licenses and certificates, certificates of need or bed rights to the extent assignable and owned or held by Seller, the Operators, or otherwise required by a landlord for the lease to a tenant of the operation of the business and delivery of healthcare services at the Real Property, and, to the extent assignable, all warranties, guaranties and other assurances of performance pertaining to the Real Property, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product, (collectively, the “Intangible Property”);
(vi)    Subject to exclusion of the Brookdale Excluded Property as listed in Schedule 1(l)(v) hereto, all furniture, furnishings, equipment, computers, machinery, diagnostic medical equipment, machinery, vehicles, computer hardware or software, and other tangible personal property owned by Seller or the Operators and used or consumed in connection with the operation of the Property, including all of the following (collectively, the “Inventory”): all supplies, inventory, consumables, linens, pharmaceutical products and other medical goods and supplies, perishable and nonperishable food products, and other similar tangible property used in the operation of the Property, including that presently owned by the applicable Operator of each; and all items furnished to Seller or Operators under contracts of service, sale or lease (collectively, the “Tangible Personal Property”). Buyer shall have the right to require that Seller convey at Closing, or if owned by Operators, to have Operators convey at Closing, and at Closing Seller shall convey or cause the Operator to convey, some or all of the Tangible Personal Property to or as directed by Buyer to Buyer, one or more affiliates of Buyer, or to Ridgeline;
(vii)    Subject to exclusion of the Brookdale Excluded Property as listed in Schedule 1(l)(v) hereto, all books, data and records (including electronic versions thereof) related to the Property, including emails, financial and accounting records, contacts, calendars, customer lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials and competitive analyses, all records and reports (except for such records and reports where transfer is prohibited by applicable Laws) relating to any or all residents residing at the Property from time to time on or after the Effective Date, resident assessment/service plans (hard copies only), but only to the extent such residents remain residents on the Closing Date (collectively, “Resident Records”), all employee records for all Site Employees, including without limitation, all TB test results, employee employment applications, W‑4’s, I‑9’s, training records, licenses and certifications, criminal background checks, performance reviews, performance management documentation and any disciplinary reports, but only to the extent such records are for Site Employees who have received and accepted offers of employment from Ridgeline (the “Hired Employees”), all leads regarding prospective Property residents and copies of Transferor’s general ledgers and trial balances, disbursement journals and records, accounts payable journals and records, cash receipts journals and records, sales journals and records, payroll journals and records, fixed asset records, financial statements, and other financial books and records related to any of the foregoing (collectively, “Books and Records”).
For the avoidance of doubt, it is the intention of the parties that, at the applicable Closing,

subject to exclusion of the Brookdale Excluded Property listed in Schedule 1(l)(v), (i) Seller will transfer to or as directed by Buyer all assets of each Seller relating in any way to the ownership and operation of each Property and (ii) Seller will transfer to or as directed by Buyer, or will cause each Operator to transfer to or as directed by Buyer, all of the Operator Property. The presence of any of the items of Property located at a Facility on the Closing Date will constitute delivery and conveyance thereof to or as directed by Buyer, however at the request of Buyer, at Closing Sellers shall execute and deliver to or as directed by Buyer such commercially reasonable bills of sale or assignment documents as Buyers may reasonably request to memorialize such transfer and conveyance,, including those specified in this Agreement. Buyer acknowledges there are dish machines leased from Ecolab at each Facility, that such leases are not by their terms assignable, and that Sellers have notified Brookdale that these must be delivered free of the leases as to the Leased Facilities, and as to the Managed Facilities all rights as to the leases with Ecolab are to be assigned to Buyer or its nominee notwithstanding any contract limits as to assignment. Seller agrees that the vehicle(s) listed on Schedule 1(l)(vii) hereto shall be located at the applicable Property on the Closing Date and shall be transferred, free of any lease or lien to or as directed by Buyer as of the Closing Date. Seller shall deliver to or as directed by Buyer complete copies (front and back) of the title documentation for each vehicle together with all original title documents, properly endorsed for transfer, related to the transfer of title to such vehicle(s) on the Closing Date. Also for the avoidance of doubt, the Property excludes all Excluded Assets/Liabilities.
(o)    “Purchase Price” shall mean the sum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00), payable in cash at Closing, less (with respect to the Tanglewood Property) the Loan Balance of the Tanglewood Loan if assumed as provided herein. Seller and Buyer agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. Each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.
(p)    “Ridgeline” shall mean Ridgeline Management Company, or any other management company in lieu thereof providing management services at the Facilities for the benefit of Buyer as the owner thereof.
(q)    “Tanglewood Loan” shall mean the loan secured by the Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing as to the Tanglewood Property granted by CW LLC, an Indiana limited liability company, to RED MORTGAGE CAPITAL, LLC, recorded November 30, 2012 as Document 1238387 in the Office of the Recorder of St. Joseph County, Indiana, thereafter assigned to Fannie Mae, a corporation existing under the laws of the United States, recorded November 30, 2012 as Document 1238388 in the Office of the Recorder of St. Joseph County, Indiana.
(r)    “Title Insurer” shall mean Chicago Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:
Chicago Title Insurance Company

2828 Routh Street, Suite 800
Dallas, Texas 75201
Attn.: Shannon Bright, Commercial Escrow Officer
Tel. No.: 214-965-1719
Fax: 214-965-1627
E-mail: brights@ctt.com

(s)    Notice Address: Buyer’s notice address shall be as follows, except as same may be changed pursuant to the notice section herein:
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue
Suite 300
Irvine, CA 92612
Attn.: Stefan Oh
Email: soh@ahinvestors.com

With a required copy to:
Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363
Fax No.: 404-873-8101
Email: steven.kaye@agg.com
Sellers’ notice address shall be as follows, except as same may be changed pursuant to the notice section herein:
SLCM LLC
Attn: Steven L. Garatoni
4100 Edison Lakes Pkwy #260
Mishawaka, IN 46545
Email: sgaratoni@gmail.com
Tel. No.: (574) 286-4502
With a required copy to:
Charles Loeser, Esq.
4100 Edison Lakes Pkwy #260
Mishawaka, IN 46545
Fax No.: 574-271-5185
Tel. No.: 574-271-5145 x 218
Email: Charles.Loeser@hqinvestments.com

Section 2.    Proration of Expenses and Payment of Costs and Recording Fees.

Sellers and Buyer agree that all utility charges, real estate taxes, assessments and any assumed liabilities shall be prorated on a calendar-year basis as of the date of Closing, with Buyer have the benefit of all income and the obligation of all expenses relating to the Closing Date. Prior to the Closing Date, Seller and Buyer shall take such action as may be necessary to cause all utilities to be transferred to Buyer’s name as of the Closing Date, however Seller shall remain liable for charges for services accruing prior to the Closing Date. Seller will, upon request and at no cost or expense to Seller, cooperate in such transfer process. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Sellers and Buyer promptly shall adjust the proration of such taxes and special assessments, and Sellers or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deeds delivered hereunder but shall survive the Closing. Buyer and Seller’s principal, Steven Garatoni, will enter into a tax proration agreement at Closing, reasonably satisfactory to Buyer’s counsel, providing for payment as necessary to correct the settlement at Closing to reflect the actual taxes and assessments. Sellers shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date. Sellers shall pay all fees (including defeasance and yield maintenance costs and fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a mortgage or deed of trust encumbering any Property not expressly assumed in writing by Buyer. The premium and related charges for an owner’s title insurance policy for each Property to be issued to Buyer shall be paid by Seller. The premium and related charges for any lender’s title insurance policy, together with any endorsements to the owner’s title insurance policy and lender’s title insurance policy, shall be paid by Buyer. If Buyer assumes the Tanglewood Loan, Buyer shall be responsible for all fees and costs charged by Lender (but, not Seller) associated with the Assumed Debt. The recording fees necessary to record the deeds for each Property shall be paid by Buyer. The transfer tax, documentary stamp tax, and/or excise tax, if any, payable in connection with the recoding of the deeds shall be paid by Seller. Buyer shall be responsible for the cost of its own surveys (including the cost, if any, of any update to Seller’s existing survey requested by Buyer), environmental studies and due diligence investigations. Seller and Buyer shall be responsible for their own attorney’s fees. Seller and Buyer each shall pay one-half of all escrow and closing fees charged by the Title Insurer. Each party shall pay the costs of any consultants that said party may engage to assist such party with the completion and/or processing of the Loan Assumption Documents. Any proration of revenues and expenses which are not known as of the Closing Date shall be completed by Seller and Buyer promptly after the Closing Date, with a final reconciliation to be completed by no later than ninety (90) days after the Closing Date, and this provision shall survive Closing.
(a)    Each Seller and its respective Operator shall retain its respective right, title and interest in and to all unpaid accounts receivable and its responsibility for all unpaid accounts payable with respect to the Property which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to such period even if such adjustments occur after the Closing Date. Buyer shall hold (or shall cause Ridgeline to hold) in trust for the applicable Seller or Operator any funds which are received by it as payment of such accounts receivable; and Buyer shall pay or cause Ridgeline to pay the monies collected in respect thereof (net of actual collection costs) to or as directed by Seller and Operator at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Seller shall, and Seller shall cause each Operator, to hold in trust for Buyer or, if directed by Buyer, Ridgeline, any funds which are received by it as payment of accounts receivable for the period commencing on the Closing Date; and Seller shall pay or cause its applicable Operator to pay the monies collected in respect thereof (net of actual collection costs) to or as directed by Buyer at the end of each calendar month, accompanied by a statement showing the amount collected on each such account.
(b)    On the Closing Date, Seller shall cause each Operator to provide Buyer with a schedule setting forth by Resident the outstanding accounts receivable of the Property as of the Closing Date and showing dates of service related to each such outstanding account receivable (the “Pre-Closing Date AR”).
(i)    If such payments either specifically indicate on the accompanying remittance advice, or if the parties agree in their reasonable discretion, that they relate to the Pre-Closing Date AR, they shall either be retained by the applicable Seller or Operator if received by Seller or Operator, or if they have been received by Buyer or Ridgeline, they shall be remitted to the applicable Seller or Operator, along with the applicable remittance advice, promptly, but in no event more than ten (10) days, after receipt thereof;
(ii)    If such payments indicate on the accompanying remittance advice, or if the parties agree in their reasonable discretion, that they relate to the services rendered or goods sold on or after the Closing Date, they shall be retained by Buyer if received by Buyer or Ridgeline, or if they have been received by a Seller or Operator, they shall be remitted to or as directed by Buyer promptly, but in no event more than ten (10) days, after receipt thereof;
(iii)    If such payments do not indicate on the accompanying remittance advice the period to which the payment applies, and if the parties are unable to agree as to the periods to which the payments relate (a “Non-Designated Payment”), the parties shall assume that each Non-Designated Payment relates to the newest outstanding unpaid receivables and, based on such assumption, the portion thereof which relates to services provided or goods sold after the Closing Date shall be retained by Buyer and the balance, if any, shall be remitted to the applicable Seller or Operator, but in no event more than ten (10) days, after receipt thereof.
(c)    Seller acknowledges and agrees that Buyer’s only obligation under this Section shall be to forward payments on the Pre-Closing Date AR if and as received by Buyer or Ridgeline and that neither Buyer nor Ridgeline shall have an affirmative obligation to attempt to collect the Pre-Closing Date AR for the benefit of a Seller or Operator.
(d)    The provisions of this Section 2 shall survive Closing.

Section 3.    Sale of Property. Sellers hereby agree to sell, transfer and convey the Properties to (or, as expressly provided herein, as directed by) Buyer, and Buyer hereby agrees to purchase and accept the Properties from Sellers, for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.
Section 4.    Payment of Purchase Price.
(a)    Purchase Price. Buyer shall pay the Purchase Price, subject to the credit for the Earnest Money, and less the Loan Balance of the Tanglewood Loan as of the Closing Date if assumed by Buyer, and further subject to the Closing adjustments expressly allocated under the terms of this Agreement, in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer on the morning of Closing, and Title Insurer shall disburse all funds it receives from the parties in connection with the Closing.
(b)    Assumption of Debt. Attached to this Agreement as Schedule 4(b) is a list of each and every loan document entered into by the Seller of the Tanglewood Property and its affiliates in connection with the Tanglewood Loan (each a “Loan Document” and collectively, the “Loan Documents”) the lien of which is secured by a mortgage, deed to secure debt or deed of trust encumbering the Tanglewood Property (the “Mortgage”). As used in this Agreement, the term “Loan Balance” shall mean the then-applicable (as the context of the usage of said term requires) outstanding principal balance and all accrued but unpaid interest, charges and fees then outstanding with respect to the Tanglewood Loan. The Purchase Price shall be paid, in part, by Buyer’s assumption of the Tanglewood Loan, if Buyer assumes same (the “Loan Assumption”, and with the Tanglewood Loan actually assumed by Buyer being referred to herein as the “Assumed Debt”), and at Closing, Buyer shall receive a credit against the Purchase Price equal to the Loan Balance of the Assumed Debt.
(i)    Application. Subject to the Loan Assumption Request (as defined below) being approved by Lender (as defined below), Buyer shall pay a portion of the Purchase Price by assuming the obligations of the Seller of Tanglewood (“Seller” as used hereafter in this Section 4(b) refers to said Seller) under the Loan Documents of the Assumed Debt, including without limitation, assuming the Loan Balance, all on the terms as set forth herein. Promptly following the Effective Date, Seller shall deliver to Buyer a list of the relevant contact information for Lender to (including the person to whom the Loan Assumption Request and related documents and materials should be returned). Thereafter, Buyer shall submit to the lender and/or servicer of the Tanglewood Loan ( “Lender”) an application requesting approval of an assignment of the Tanglewood Loan and the Loan Documents to Buyer, and the assumption by Buyer of same (the “Loan Assumption Request”). Seller has advised Buyer to deal directly with Lender, and hereby provides Seller’s consent to such action. Buyer shall promptly and expeditiously supply Lender with all information and documents requested by Lender that are necessary to submit and process the Loan Assumption Request in order to provide the Lender, any rating agencies (“Rating Agencies”) and any other third parties (the Rating Agencies and all such other third parties being collectively referred to herein as the “Third Parties”) with the information and documents reasonably necessary to evaluate and process the applicable Loan Assumption Request. Seller shall promptly and expeditiously deliver any information necessary relating to Seller to Lender and/or the Third Parties, and shall reasonably cooperate with Buyer and Lender in the processing of the Loan Assumption Request. Buyer and Seller shall use diligent, commercially reasonable efforts to obtain approvals required for the Loan Assumption.
(ii)    Loan Assumption Documents. The terms of the documents to be executed by Seller, Buyer and their respective affiliates and all other parties in connection with the consummation of the Loan Assumption (the “Loan Assumption Documents”) shall fully release Seller from all liabilities and obligations under the Loan Documents accruing on and after the Closing Date, and shall have such other terms not inconsistent with the terms hereof, that are standard and customary for the assumption of commercial loans secured by properties similar to the Property and which do not increase the liability of the borrower under the Assumed Debt. Seller shall have the right to review and approve the Loan Assumption Documents to the extent (and only to the extent) that such documents pertain to Seller’s release from liability and obligations first accruing on or after the Closing Date. Buyer shall have the right to review and approve all of the terms and conditions of the Loan Assumption Documents. Buyer shall provide all commercially reasonable and customary opinions relating to Buyer’s authority and authorization as reasonably required by Lender. At Seller’s sole cost and expense, Seller shall prepare and deliver any opinions relating to its authority and authorization, and shall execute and deliver to the appropriate parties all commercially reasonable and customary documents and instruments required of Seller by Lenders in connection with the Loan Assumption (the “Seller Loan Assumption Documents”), and the foregoing shall be included within the definition of “Seller Conveyancing Documents” that Seller is required to deliver under this Agreement. At Closing, Buyer shall purchase the full amount of all deposit accounts funded by Seller under the Loan Documents.
(iii)    Loan Assumption Approval; Seller Exclusion Right. If (A) Lender has not disapproved or has failed to approve the Loan Assumption Request by September 30, 2015 (the “Loan Assumption Approval Date”), or (B) the Loan Assumption Request is approved by Lender by the Loan Assumption Approval Date, however the terms and conditions of such approval would have a Material Adverse Effect on Buyer in comparison to the current terms of the Tanglewood Loan or the terms then standard for Fannie Mae senior housing loans (terms for assumption which are not the same as the current terms or then-current standard terms, if the difference would have a materially adverse effect, are referred to hereafter as “Materially Adverse Terms”), then Buyer shall not be obligated to assume the Tanglewood Loan. If Buyer is not obligated to assume the Tanglewood Loan, Seller shall have the option to either proceed with the sale of Tanglewood (in addition to the other Properties), with the Tanglewood Loan to be paid and discharged at Closing, or to exclude the Tanglewood Property from the sale, in which case the Closing will proceed as to the other Properties with the Purchase Price to be reduced by $19,000,000.00. and Seller shall deliver to Buyer written notice of its election of the foregoing within ten (10) business days following the expiration of the Loan Assumption Approval Date; provided, that if Seller so elects to exclude the Tanglewood Property, Buyer shall have the right (to be exercised by written notice delivered to Seller within ten (10) business days after receipt of said written election by Seller) to acquire the Tanglewood Property as well as the other Properties upon payment of the applicable prepayment penalty under the Tanglewood Loan in addition to the $75,000,000 Purchase Price.
Section 5.    Title. At Closing, Sellers shall convey to Buyer fee simple marketable title to the Properties by warranty deed, in each case in form and substance reasonably acceptable to Buyer, free and clear of all liens, defects of title, conditions, easements, restrictions, and encumbrances of record except only (i) in the case only of the Tanglewood Property, the Tanglewood Loan (if Buyer is authorized by Lender by the time of Closing to assume the Tanglewood Loan on terms other than Materially Adverse Terms), or Buyer elects to assume such loan notwithstanding Materially Adverse Terms): (ii) taxes for the current year and subsequent years not yet due and payable (subject to apportionment as provided elsewhere in this Agreement); (iii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; and (iv) other conditions, easements, restrictions, and encumbrances of record and exceptions set forth in the Title Report (as defined below) or on a survey of the Property, or as identified by Buyer as an Objection (as defined in Section 6(a)) and which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).
Section 6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Title Examination. Buyer shall order a title report or commitment for title insurance (the “Title Report”) from the Title Insurer promptly after the Effective Date and shall provide a copy thereof to Sellers within five (5) business days of receipt thereof. Sellers have delivered copies of the most recent ALTA surveys for the Properties prior to the execution of this Agreement, which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Before the expiration of the Due Diligence Period, Buyer shall furnish to Sellers a copy of Buyer’s Title Report and surveys, together with a statement specifying any defects in title and/or the survey (the “Objections”) and identifying any restrictive covenant, declaration and/or reciprocal easement agreement of record for which an estoppel certificate is required pursuant to Section 13(g) of this Agreement. Sellers shall notify Buyer within five (5) business days after receipt of the Objections whether Sellers will cure the Objections. If Sellers do not respond within said five (5) business day period, Sellers shall be deemed to have elected to not cure the Objections. If Sellers do not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within ten (10) days after receipt of Sellers’ notice (or within ten (10) days of the expiration of Sellers’ five (5) business day response period, if Sellers do not respond), either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Earnest Money. If Buyer fails to deliver the Objections to Sellers within the Due Diligence Period, then Buyer shall be deemed to have elected to waive its right to make Objections. If Buyer elects to terminate this Agreement by notice given to Sellers or is deemed to have terminated this Agreement, the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding the foregoing, Sellers shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property (other than those of the Tanglewood Loan, if Lender authorizes Buyer to assume and Buyer elects to assume same) which can be removed by the payment of a fixed and ascertainable sum of money. In the event Sellers fail or refuse to cure monetary liens or encumbrances against the Property, Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.
Notwithstanding any provision of this Agreement to the contrary, following the Effective Date of this Agreement, Sellers shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Properties, or any part thereof, to be created, suffered to be placed or recorded against the title to the Properties, nor will Sellers during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Sellers will cause the Properties to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Sellers, or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien, except the foregoing shall not apply to the Tanglewood Loan if Buyer assumes the Tanglewood Loan.
Any exceptions to title to any Property that arise between the Effective Date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Sellers in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the Effective Date of the Title Commitment and the Closing (the “Gap”), and (b) not otherwise known to Buyer prior to the Effective Date of the Title Commitment; provided that Buyer must notify Sellers of such objection to title within two (2) business days of being made aware of the existence of such exceptions. If Buyer sends a Gap Notice to Seller, Buyer and Sellers shall have the same rights and obligations with respect to such notice as exist in Section 6(a) of this Agreement with respect to the Objection Notice.
(b)    Examination. Sellers have, prior to the date of execution of the Agreement, provided to Buyer, to the extent available to Sellers, documents (collectively, the “Diligence Materials”) as follows: (i) all items specified on Exhibit B attached hereto (the “Primary Diligence Materials”), and (ii) all of the following to the extent not duplicative of the Primary Diligence Materials (the “Additional Diligence Materials”): all contracts, subcontracts or agreements affecting the Property, including the Material Contracts (collectively, the “Contracts”); title commitment/policy; title exceptions; ALTA survey; site plans and specifications; architectural plans, environmental/hazardous material reports, records, studies, inspections, assessments, investigations, sampling results and analyses; environmental remediation, monitoring and compliance documentation and permits; environmental notices of noncompliance, violation and penalty; environmental corrective action orders and directives, consent orders, settlement agreements, consent agreements and requests for information; public notices and advertisements regarding the presence, release or threat of a release of Hazardous Substances (as such term is defined in Section 11(q) of this Agreement) at, on, under, to, from or about the Property; all correspondence to or from a third party or a governmental agency regarding a query, any claim or demand related to the environmental condition of the Property or the presence, release or threat of a release of any Hazardous Substances at, on, under, to, from or about the Property; structural reports; soils reports; governmental permits/approvals; zoning information; copies of tax bills; condemnation notices; operating expense information and reports; and utility letters and copies of all correspondence related to the existing leases, plans and specification for the Improvements, and all items specified on Exhibit B attached hereto, and any other documents relating to the Property reasonably requested by Buyer. If any document or item listed on Exhibit B has not been provided to Buyer as of the date of this Agreement, Buyer shall give Sellers notice that such document or item has not been provided, and Sellers shall provide or update such materials, when such items or documents become available to or in the possession or control of Sellers, within three (3) business days after acquiring same. All additional due diligence items to be provided by Sellers shall either be sent to Buyer at the address set forth in Section 1(n), to the attention of Phil Han, or shall be made available to Buyer and its representatives via the Internet in a secure data room. Additionally, during the term of this Agreement, Buyer, its employees, contractors, agents and designees, shall have the right, subject to prior notification at least 48 hours in advance (by phone or email) to and approval of Sellers’ principal, Steven Garatoni (not to be unreasonably withheld), to enter the Properties for the purposes of inspecting and testing the Properties, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other interviews, investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Properties; provided, however, that such activities by or on behalf of Buyer on the Properties shall not materially interfere with the conduct of business at the Properties; and provided further, however, that Buyer shall indemnify and hold Sellers harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer on the Properties (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return each Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Sellers shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Properties. Buyer shall be permitted to speak and meet with tenants of the Properties in connection with Buyer’s due diligence. Buyer shall give Sellers reasonable notice before entering any Property, and Sellers may have a representative present during any and all examinations, inspections and/or studies on the Property. As used in this Agreement, the term “Approved Contracts” means all Contracts, except all Contracts which Buyer elects by written notice delivered to Sellers at least ten (10) days prior to the Closing Date to not assume or to have Ridgeline assume. At or prior to the Closing Date, Seller shall assign, or cause the Operators to assign, all Approved Contracts to Buyer or, if designated by Buyer, to Ridgeline, at no cost to Buyer or Ridgeline. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, with respect to each national Contract listed on Schedule 6(b) attached hereto, if Buyer desires to assume or to have Ridgeline assume any of said national Contracts, then Seller shall use commercially reasonable efforts to cause Operators to facilitate an assignment of each said national Contract to Buyer or, if directed by Buyer, to Ridgeline with respect only to each Facility. Seller shall, however use commercially reasonable efforts to cause Operator to facilitate the orderly transition of Facility operations with respect to each of said contracts, and said obligation shall survive the applicable Closing.

Notwithstanding any provision of this Agreement or any other agreement to the contrary, Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Insurer shall refund the Earnest Money to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(b).
Section 7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Sellers shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Sellers. In the event all or any portion of the Property is damaged in any casualty or condemned or taken where the cost to repair or diminution in value resulting therefrom exceeds $500,000 (as determined by a third party selected by Buyer and reasonably approved by Sellers), Buyer may elect to terminate this Agreement by providing written notice of such termination to Sellers within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the Seller of the affected Property shall assign to Buyer at the Closing the rights of said Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Sellers shall assign to Buyer at the Closing the rights of Sellers to the proceeds under Sellers’ insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.
Section 8.    Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:
(a)    Upon receipt of the Earnest Money, Title Insurer shall deliver to Sellers and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Sellers with confirmation of the investments made.
(b)    If the Closing occurs, the Title Insurer shall deliver the Earnest Money to Sellers at Closing and the same shall be credited against the Purchase Price. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Sellers or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Sellers and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and Title Insurer shall do so notwithstanding any objection by Seller.
(c)    The parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the parties, and that the Title Insurer shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Sellers or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Sellers and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
(d)    Buyer and Sellers, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Sellers and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.

Section 9.    Default; Indemnification
(a)    Buyer Default. If Buyer defaults in any of its obligations undertaken in this Agreement, and should such default continue for a period of ten (10) business days after the date on which Buyer receives Sellers’ written notice of default, then Sellers shall be entitled, as their sole and exclusive remedy, to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, in which event Sellers shall be entitled to receive all of the Earnest Money as liquidated damages as and for Sellers’ sole and exclusive remedy. Upon such termination, neither Buyer nor Sellers shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Sellers and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Sellers as a result of having withdrawn the Properties from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Sellers hereby waive any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Sellers for any punitive, speculative or consequential damages.
(b)    Seller Default. If any Seller defaults in the performance of its obligations hereunder, and such default is not cured within ten (10) business days after the date on which Sellers receive Buyer’s written notice of default or Sellers fail to commence within such time and continue without interruption commercially reasonable measures to cure such default, then Buyer may, either waive such default and proceed to Closing hereunder in accordance with the terms and provisions hereof and thereof, or may in its sole discretion elect to (i) terminate this Agreement, whereupon Title Insurer shall return the Earnest Money to Buyer. If such default is one that is capable of being cured by one or more of the Sellers and Sellers fail to cure said default within the notice period stated herein, then Sellers shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, including without limitation Buyer’s reasonable attorneys’ fees and expenses, in an amount not to exceed $200,000, which obligations shall survive such termination, which return and payment shall operate to terminate this Agreement and release Sellers and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, (ii) enforce specific performance of Seller’s obligations hereunder, or (iii) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days to permit Seller to remedy any such default, and if such extension is given and Seller’s default continues, Buyer shall continue to have all rights and remedies stated herein, at law or in equity. Notwithstanding the foregoing, in the event of a willful or intentional default of Sellers hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity; provided, however, that Buyer may not acquire any of the Properties unless it acquires all of the Properties.

(c)    Indemnification. Subject to the other provisions of this Agreement, Seller shall indemnify, protect, defend, exculpate and hold Buyer and Ridgeline and their respective affiliates, and its and their respective partners, shareholders, members, directors, managers, officers, employees and agents (collectively, “Indemnified Parties”) harmless from and against, and agree promptly to defend Indemnified Parties from and reimburse Indemnified Parties for, any and all Losses which Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
(i)    Any and all obligations of Sellers, Operators and their affiliates, representatives, employees and agents (together with Seller, collectively, “Seller Agents”), or any of them, of any nature whatsoever, including, without limitation, all liabilities and obligations with respect to claims, damages, or injuries, related to or arising out of the ownership, use, leasing, management, maintenance or operation of the Property prior to the Closing Date, whether such obligation accrues or is asserted before or after the Closing Date;
(ii)    Any breach, inaccuracy, misrepresentation or omission in any of the representations or warranties made by Seller in or pursuant to (a) this Agreement or any exhibit or schedule hereto, or (b) any instrument, certificate or affidavit delivered by Seller in connection herewith;
(iii)    Any and all liability or loss arising out of or relating to any failure in connection with the transactions contemplated herein to comply with the requirements of any applicable Laws relating to bulk sales or transfers;
(iv)    Any and all labor or employment claims, liabilities or obligations and applicable taxes (including, without limitation, reasonable attorneys’ fees and costs) which arise or accrue before, or arise out of events occurring before, the Closing Date, including without limitation, all claims arising as a result of the termination by of any Site Employee or personnel performing services at the Property; and from and against any and all claims, liabilities or obligations and applicable taxes (including, without limitation, reasonable attorneys’ fees and costs) which arise or accrue as a result of Sellers’ or Operators’ failure to pay the Accrued Employee Compensation (as said term is defined on Schedule 16);
(v)    The failure of any Seller or Operator to perform any of the Pre-Closing Covenants and/or any of the Post-Closing Covenants;
(vi)    Any Excluded Assets/Liabilities;
(vii)    The Leases, the Management Agreements and all agreement executed in connection therewith, including Losses against which a Seller or its affiliates is indemnified by an Operator or its affiliates;
(viii)    The failure of any of the Additional Conditions Precedent to have been satisfied as of the applicable Closing, where Buyer proceeds with said Closing notwithstanding such failure;
provided, however, that:
(1)    In the absence of fraud, Sellers shall not be liable to any Indemnified Parties for amounts in excess of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Indemnity Cap”);
(2)    Sellers shall not be liable to any Indemnified Parties until such parties have suffered, incurred, sustained or become subject to losses subject to Sellers’ duty of indemnification in the aggregate, arising out of any single breach or series of related breaches, exceeding $50,000 (the “Minimum Claim Amount”).
(3)    Sellers shall not be liable to any Indemnified Parties unless a claim for indemnification is presented within 24 months after the Closing (if there is more than one Closing, 24 months after the date of the last Closing).
As used herein, “Losses” means any and all damages, losses, taxes, liabilities, claims, judgments, penalties, causes of action, investigations, audits, demands, assessments, adjustment, settlement payments, deficiencies, fines, diminutions in value, costs and expenses (including without limitation reasonable attorney’s fees and court costs) and interest (including interest imposed from the date of any such Loss). Other terms and conditions relating to this Section are set forth in Schedule 9.
Section 10.    Closing. The Closing shall consist of the execution and delivery of documents by Sellers and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Insurer. Sellers shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date a statement which shall set forth an estimate of all costs payable, and the pro-rations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the Closing statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a party fails to request an adjustment to the Closing statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing statement that such party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the Closing statement shall be binding and conclusive against such party.
(a)     Seller Deliverables: Sellers shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by the applicable Seller and acknowledged or notarized:
(1)    one (1) original of the deed conveying the Real Property to Buyer, subject only to the Permitted Exceptions;
(2)    if the legal description of the Land set forth on the survey obtained by Buyer differs from the legal description of the Land set forth on the deed by which Seller acquired title, two (2) originals of a quit claim deed conveying the Real Property to Buyer utilizing said the survey description;
(3)    a certificate executed by Brookdale acknowledging that the Leases and the Management Agreements expire effective as of the Closing;
(4)    two (2) originals of a Bill of Sale for each Property in the form of Exhibit C attached hereto from the Seller to or as directed by Buyer (or, if designated by Buyer, its affiliate) conveying the Tangible Personal Property and Diligence Materials; and if any of the Tangible Personal Property or Diligence Materials is Operator Property, two (2) originals of a Bill of Sale in said form from the applicable Operator, and to or as directed by Buyer (or, if designated by Buyer, its affiliate);
(5)    two (2) originals for each Property of the Seller’s assignment to Buyer (or, if designated by Buyer, its affiliate) of the Intangible Property and the Approved Contracts in the form of Exhibit D attached hereto; and if any of the Intangible Property and the Approved Contracts is Operator Property, two (2) originals of an assignment substantially in said form from the applicable Operator, and to or as directed by Buyer (or, if designated by Buyer, its affiliate);
(6)    with respect to the Pending Improvements, (a) four (4) originals of an escrow agreement among as to each among the applicable Seller and Buyer thereof pursuant to which (1) the applicable Seller covenants to complete the Pending Improvements and (2) a portion of the Purchase Price equal to one hundred twenty percent (120%) of the unpaid cost of completing the Pending Improvements shall be placed into escrow with Title Company, such amount to be released to Seller upon the completion of the Pending Improvements to the reasonable satisfaction of Buyer and the delivery to Buyer and Title Company of evidence confirming payment of all sums due and payable in connection with the Pending Improvements and the release and waiver of liens relating thereto; and (b) a license agreement pursuant to which Sellers and their agents and contractors have access to the Elkhart Property and the LaPorte Property for a reasonable period of time following the Closing of each said Property (which time period shall be stated in said license) for the sole purpose of allowing said Seller to complete the Pending Improvements, as required by this Agreement;
(7)    duly executed originals of the Seller Loan Assumption Documents, in quantity as to each as reasonably requested by Lender;

(8)    two (2) originals of a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(9)    all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the deed;
(10)    an original good standing certificate for Seller and each entity directly or indirectly controlling Seller (collectively the “Control Parties”), and an original resolution of Seller and each of the Control Parties authorizing (a) the sale of the Property to Buyer and (b) the execution and delivery of all Closing documents, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Buyer;
(11)    keys and combinations to all locks located in the Improvements to the extent not in the possession of Facility staff;
(12)    to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or reasonable control, originals of any Diligence Materials requested in writing by Buyer; copies of all warranties relating to the Seller improvements as described in Schedule 11(v); copies of all books and records applicable to the Property which are identified by Buyer by written notice to Seller and reasonably necessary for the orderly transition of operation of the Property (other than books and records kept at the Facility under the control of Facility staff, which shall be delivered to Buyer by the transfer of possession of the Facility to Buyer); provided, that nothing herein shall require delivery of any Brookdale corporate level books and records. For purposes of the above, where copies of the above documents are required, documents made available through the data room shall be considered as delivered to Buyer; and where originals of the above documents are required, if such originals are not delivered to Buyer at or before Closing, by arrangement of the Parties such originals may be delivered to Buyer within ten (10) days following the Closing;
(13)    an original certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto (the “Code”), certifying the non-foreign status of each Seller;
(14)    such original affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the senior residents of the Properties, and (iii) providing for such other customary matters as Title Insurer shall request;
(15)    such original documentation from Brokers as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Brokers may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to

Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims.
(16)    two (2) original re-certifications by Sellers of the representations and warranties of Sellers made under this Agreement;
(17)    an original written waiver of rights from each party having a right or option to purchase the Property (or any portion thereof) from Sellers; and
(18)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
Each of the above items shall be provided separately for each of the Properties being acquired. Each of Sellers and Buyer shall provide the number of duplicate originals of the documents referenced above as the other party may reasonably request. Additionally, at the request of a party’s counsel, in advance of Closing, attorneys for the parties shall exchange electronic copies of executed Closing documents (to be held in trust pending Closing) to enable counsel to confirm that all required Closing documents have been executed and delivered.
(b)    Delivery by Buyer.    Buyer shall deliver to Title Insurer on or before the Closing Date the following executed documents and items, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Seller and, as appropriate, executed by Buyer and acknowledged or notarized:
(1)    the Purchase Price, as required by this Agreement;
(2)    Duly executed originals of the Loan Assumption Documents to be executed by Buyer, in quantity as to each as reasonably requested by the applicable Lender;
(3)    two (2) originals of a settlement statement setting forth the Purchase Price, all pro-rations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(4)    any documents, instruments, data, records, correspondence, agreements or other items called for under this Agreement which have not previously been delivered by Buyer; and
(5)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, provided such instrument does not impose an obligation or liability in excess of that otherwise required by this Agreement.
At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver original execution counterparts of the Closing documents referenced above to be executed by Buyer.

(c)    Regulatory Approvals. In addition to the obligations required to be performed hereunder by the parties at Closing, each of the parties shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request (as reasonably determined by the requesting party or its counsel) or that may be required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Property in Buyer. The foregoing shall include, without limitation, those actions and items required to effect the consummation of the transactions contemplated hereby by all environmental permits and all Health Care Regulatory Agencies (defined below) having jurisdiction over the Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority, accreditation organization or Third Party Payor (defined below) relating to or affecting the Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Buyer acknowledges that it is the responsibility of Buyer to apply for and obtain Operating License for the Facilities, as identified in Schedule 1, and that the current Operating Licenses (held by Sellers as to Tanglewood and Eastlake and by Brookdale as to the other Facilities) are not assignable. Buyer shall deal directly with the Indiana Department of Health (“IDH”) as to Operating Licenses for Facilities located in Indiana and the Michigan Bureau of Children and Adult Licensing (“BCAL”) as to the Operating License for Niles (IDH and BCAL are sometimes referred to hereafter as the Health Care Regulatory Agencies). It is the responsibility of Buyer to obtain the Operating Licenses and certain Regulatory Approvals, however each party shall proceed with diligence and in cooperation with the other party in connection therewith. As used in this paragraph, the term “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies, accreditation organizations and governmental authorities with jurisdiction over the Regulatory Approvals. This paragraph and the obligations of the parties hereunder shall survive the Closing.
Section 11.    Representations by Sellers. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Sellers make the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, which shall survive the Closing for a period of one (1) year.
(a)    Sellers are duly organized, validly existing and in good standing under the laws of the State of Indiana. Sellers are authorized to consummate the transaction set forth herein and fulfill all of their respective obligations hereunder and under all closing documents to be executed by Sellers, and have all necessary power to execute and deliver this Agreement and all closing documents to be executed by Sellers, and to perform all of Sellers’ obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Sellers, nor the performance of the obligations of Sellers hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”) or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Sellers are bound;
(b)    Sellers, alone, have, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Properties free and clear of all mortgages, deeds of trust, liens, claims, judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except only the Permitted Exceptions as to the Real Property.
(c)    Sellers have not received any written notice of any threatened, current or pending litigation, action, proceeding (including municipal, health, administrative, or condemnation proceedings), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations against Sellers, any tenant of the Property, or the Property or in connection with the business operated at the Real Property. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation shall in no way release Sellers or the current operators of the Premises from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Closing.
(d)    Permanent certificates of occupancy and all other licenses, permits, authorizations, consents, approvals and other grants of authority required by all governmental or quasi-governmental authorities having jurisdiction, including but not limited to Regulatory Approvals by all applicable Health Care Regulatory Agency and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if any, have been, or as of Closing will have been, issued for the Improvements which are a part of the Property, and for the full functioning and operation of the Property and the operation of a Residential Care Facility (as to LaPorte, Hobart, Tanglewood and Eastlake) and Home for the Aged (as to Niles) have been paid for in full, and are, and as of Closing will be, in full force and effect; provided, however, that, subject to the other terms of this Agreement, Buyer or its management agent shall be responsible for obtaining Operating Licenses and other Regulatory Approvals necessary for the operation of the Facilities by Buyer or Buyer’s management agent after the Closing. Without limiting the generality of the foregoing:
(i)    Each facility operated on the Property (a “Facility”) is duly licensed as required under applicable laws. The licensed bed capacity of each Facility holding an Operating License is as set forth on Schedule 1. No application has been filed to reduce the number of licensed or certified beds of such Facility, to move or transfer the right to any and all of the licensed or certified beds of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of approved beds, and there are no proceedings or actions pending or, to Sellers’ knowledge, contemplated to reduce the number of licensed or certified beds of such Facility.

(ii)    The operation of each Facility are in material compliance with all applicable laws, Health Care Licenses and requirements of Health Care Regulatory Agencies and other governmental authorities having jurisdiction over the operation of such Facility, including, (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements; (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including without limitation those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to such Facility.
(iii)    Seller has complied with, and to the knowledge of Seller, each Operator has complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act of 2009, and all applicable state privacy Laws, and all applicable regulations promulgated under any such legislation.
(e)    As used herein, the term “Material Contract” means each of the following: (a) any contract that is not entered into in the ordinary course of business, consistent with past practice, (b) any contract, whether or not entered into in the ordinary course of business, that would require Buyer to expend more than $25,000 annually under such contract (c) any contract that would not be fully performed within six (6) months after such contract is entered into, unless such contract is cancellable without penalty on thirty (30) days or less notice, (d) any administrative services agreement, pharmacy services agreement, or cost-sharing agreement and (e) any lease agreement pursuant to which a vendor occupies space within any Facility.
(i)    Seller represents that a materially true, correct and complete list of the Material Contracts in effect as of the Effective Date with respect to each Property is set forth on Schedule 11(e)(i)), and that said Schedule was provided by Brookdale. Sellers have not received written notice of any default, and there is no default existing or continuing to Seller’s knowledge be any party under the terms of any Material Contracts, and each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.
(ii)    Seller represents that a materially true, correct and complete list of all Contracts assignable by Operator relating to the operation of the Facilities is set forth on Schedule 11(e)(ii), and that said Schedule was provided by Brookdale.

(iii)    Only the Approved Contracts, as identified by Buyer pursuant to Section 6 above, will be binding upon Buyer after the Closing; provided, however, that certain Contracts may require the consent of the other party in order for the Operator’s rights to be assigned to Buyer or its designee; Seller makes no warranty of the assignability of Contracts but warrants that copies of all Contacts affecting the operation of the Facilities have been provided to Buyer, and covenants that it will cooperate with Buyer to facilitate any such assignment, which obligation shall survive Closing.
(iv)    Seller has not received any notice, and to the knowledge of Seller, no Operator has received notice, that any vendor or supplier of the Property or the business conducted thereon intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Property or said business, either as a result of the transactions contemplated hereby or otherwise; provided, however, that Buyer has been informed by Seller that certain of the Contracts are “national contracts” for which the volume of Brookdale’s purchases has been utilized for obtaining favorable pricing, and the vendors under such contracts may not be willing to extend similar pricing to Buyer or Ridgeline.
(f)    Except for defaults cured on or before the date hereof, Sellers have not received any written notice of default under the terms of any of the Contracts; and to Seller’s knowledge each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms;
(g)    Except for violations cured or remedied on or before the date hereof, Sellers have not, and to the actual knowledge of Sellers, Operators have not received any written notice from (or delivered any notice to) any governmental authority, including, but not limited to, a Health Care Regulatory Agency, regarding any violation of any Laws applicable to the Property and the operation of a senior housing/assisted living facility, and Sellers do not have knowledge of any such violations. Sellers (or Sellers’ tenants or management agents) shall cure or comply with or shall cause the applicable Operator to cure or comply with, prior to Closing, any violation or notice of which Sellers or Buyer receives written notice prior to the Closing from any of the foregoing governmental, quasi-governmental or nongovernmental authorities;
(h)    No written or oral notice has been given to Sellers by any holder of any mortgage or deed of trust on the Property, by any insurance company which has issued a policy with respect to any of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property;
(i)    Except for equipment leased from third parties as disclosed in the service agreements provided to Buyer prior to the date of this Agreement and in the Due Diligence process, the Tangible Personal Property and Intangible Personal Property used in the operation of the Facilities are free and clear of liens, security interests and other encumbrances arising by, through or under Sellers, except as a result of loan instruments securing a loan that shall be paid in full by Sellers at or prior to Closing or the Tanglewood Loan if assumed by Buyer;

(j)    None of the Facilities are eligible to receive payment under Title XVIII (“Medicare”) or Title XIX (“Medicaid”) of the Social Security Act, nor have the Facilities contracted with third party payors, nor entered into provider or reimbursement agreements or arrangements or received any provider numbers with or from any of Medicare, Medicare, private or public insurers, health maintenance organizations, preferred provider organizations or programs, self-insured employee assistance programs or any other federal, state or local governmental reimbursement programs.
(k)    To Sellers’ knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Properties are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no leak or material defect in any roof located upon any Property.
(l)    Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Sellers have not entered into any written agreements for the purchase or sale of the Properties, or any interest therein which remain in effect.
(m)    To Sellers’ knowledge, except as disclosed in the service agreements provided to Buyer prior to the date of this Agreement and in the Due Diligence process, and excepting deficiencies noted in licensing surveys for which Sellers or Sellers’ tenants or Sellers’ management agent have submitted plans of correction, copies of which surveys and plans Sellers have provided to Buyer, the Properties and each of the Facilities are now and has at all times been in compliance with all Laws, and Sellers have not received any written notice that the any Property or the use and occupancy or the operation of the Facility thereon violates any Laws. To Seller’s knowledge, each Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants.
(n)    No Seller is a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;
(o)    There are no employees of Sellers engaged in the operation or maintenance of the Property;
(p)    Sellers has not initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for any Property except as apparent from a title search as of the date of this Agreement; and
(q)    During the period of Sellers’ ownership of the Facilities and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about any of the Properties or Improvements in violation of any law, rule, legal requirement or regulation applicable to any Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and to Sellers’ knowledge, prior to Sellers’ ownership of the Real Property and Improvements for each Facility, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in violation of any Environmental Laws. Sellers have not received any actual or threatened, written or verbal notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor are Sellers aware of any circumstances that could give rise to any notice, demand or claim, concerning any petroleum product or other Hazardous Substance release, discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, petroleum, petroleum based product and any petroleum constituent. To Sellers’ best knowledge, there are no underground storage tanks located on the Property. Sellers have received no written notice that any Property or any portion thereof contains any form of toxic mold.
(r)    Subject to the requirement that Buyer or its agent(s) obtain Operating Licenses for the Facilities, no consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Sellers’ behalf with respect to the transaction contemplated herein.
(s)    No litigation or proceeding before any commission, agency or other administrative authority is pending or threatened against or affecting any Property or the use of any Property or arising out of or by virtue of the ownership or use of any Property. No pending or threatened judicial, municipal, health or administrative proceeding exists which affects any Property or the use of any Property, or in which any Seller is or may be a party by reason of the ownership or use of all or any part of the Property.
(t)    Except as disclosed in the documents provided to Buyer prior to the date of this Agreement and in the Due Diligence process, and excepting deficiencies noted in licensing surveys for which Sellers or Sellers’ tenants have submitted plans of correction, copies of which surveys and plans Sellers have provided to Buyer, Sellers have not received any writing notices of any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to any Property or the operation of any Property.
(u)    To Sellers’ knowledge, all water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the each Facility (1) either enter the Real Property of such Facility through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (2) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (3) are adequate to service the Real Property for the proper operation of the Facility. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Real Property at regular rates and fees. Water and sanitary sewer are public.
(v)    Except for certain pending improvements to the Elkhart and LaPorte Facilities to be completed, subject to Buyer’s approval, at Sellers’ sole cost, a description of which is attached hereto as Schedule 11(v), for which Sellers will provide at Closing final, unconditional lien waivers to the satisfaction of the Title Insurer, together with other documentation or escrowed funds sufficient for the Title Insurer to insure over any potential lien arising from such work, no work has been performed or is in progress at, and no materials have been furnished to, any Property which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Sellers shall promptly discharge the same at its cost.
(w)    To the best of Sellers’ knowledge, all books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available (or to be made available) by Seller’s tenants and management agents to Buyer are (or when presented, will be) complete, true and correct and fairly present the financial condition, assets and liabilities relating to the respective Property and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. There has been no event having a Material Adverse Effect with respect to the operation of any Property since the effective date of the foregoing financial statements.
(x)    Buyer hereby acknowledges that it has an opportunity to inspect each Property as set forth in Section 6 herein, and except as set forth in this Agreement, agrees that each Property will be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever, except for those expressly stated in this Agreement or in documents executed and delivered by Sellers at Closing. Notwithstanding the foregoing, Sellers shall promptly notify Buyer of any change in any condition with respect to any Property or of any event or circumstance which makes any representation or warranty of Sellers to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Sellers’ obligation to provide notice to Buyer under this Section shall in no way relieve Sellers of any liability for a breach by Sellers of any of their representations, warranties or covenants under this Agreement.
(y)    There are no certificate of need rights or similar rights administered by any applicable Health Care Regulatory Agency related to the ownership, operation, maintenance, management, use, regulation, development, expansion or construction of any of the Facilities.
(z)    All information given by Sellers to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true, complete and accurate in every material respect as of the date hereof and, at the Closing, the foregoing representations and warranties of Sellers shall be remade as of the Closing Date. Sellers have delivered to Buyer (or deposited in the data room) a correct and materially complete copy of each and every Material Contract and of each of the Loan Documents. Sellers have no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Sellers shall promptly inform Buyer in writing if there occurs any (i) change having a Material Adverse Effect with respect to the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.
(aa)    All personal property taxes and assessments in connection with the Property and allocable to the period prior to the Closing Date have been paid or will be paid by the applicable owner Seller thereof prior to the Closing Date or will be prorated at Closing in the same manner as real estate taxes. In addition: (a) all income, sales, use, bed and franchise taxes due and payable by Seller during the period of its (or any of its Affiliates’) ownership of the Property, if any, and all interest and penalties thereon, if any, have been paid or, prior to the Closing Date, will be paid by Seller; (b) no Seller or Operator is not subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority; (c) all tax returns filed or required to be filed by or on behalf of Seller after the Effective Date, covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid; (d) to the knowledge of Seller, each Operator has complied with all applicable Laws relating to the payment and withholding of taxes in connection with any amounts paid or owing to any Site Employee, independent contractor or other third party; and (g) Seller has not received, and to the knowledge of Seller, no Operator has received any written notice of any obligation to pay any employment taxes owed or allegedly owed with respect to any Site Employees.
(bb)    No claims have been asserted and no claims are pending, or to Seller's knowledge, threatened by an person or entity, as to the use of the Intangible Property or challenging or questioning the validity or effectiveness any state or federal registration of any patent, trademark, trade name, service marks, trade dress, or copyright within the definition of Intangible Property and Seller has not received any written notice of such claim or has actual knowledge of any valid basis for such claim. The current use of the Intangible Property, and Buyer, Ridgeline’s or their respective agents' continued use of the Intangible Property after Closing in the same manner as heretofore used, does not and will not infringe the rights of any person or entity.
(cc)    Certain Labor Matters:
(i)    To Seller's knowledge, each Operator is and has been in compliance with all applicable Laws respecting employment and employment practices at the Property (collectively, "Employment Laws").
(ii)    To Seller's knowledge, no legal claim, cause of action, grievance, judgment or other adverse charge or decision of any kind (including any in the nature of employment discrimination of any type, breach of contract, wrongful discharge, retaliation, health, safety, child labor violations, workplace violence, or non-payment of wages, benefits or wage supplements), or any alleged breach of Employment Laws has been asserted or threatened against Seller or any Operator or any affiliate thereof in connection with the operation of the Property or the Business, nor is the internal investigation of any such matters currently pending.
(iii)    Neither Seller nor, to Seller's knowledge, any Operator is subject to any consent decree, injunction or other form of court or administrative order relating to any practice relating to labor, collective bargaining, employment, civil rights, discrimination, affirmative action, or wage and hour issues.
(iv)    No labor strike, picketing action, dispute, slowdown or stoppage or unfair labor practices are actually pending, or to Seller's knowledge, threatened against, or involving, Seller or any Operator or any of the Property or the Business.
(v)    No Operator is a party to any collective bargaining agreement, and to Seller's knowledge, no collective bargaining agreement is currently being negotiated by any Operator. To Seller's knowledge, no petitions for representation have been filed against any Operator, any of the Property or the business operated thereon, nor have any demands been made for recognition and there are no attempts underway to organize or represent employees of any Operator.
(vi)    To Seller's knowledge, neither Seller nor any Operator owes to any employee or former employee overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, or any amount arising from any violation of any Law relating to the payment of wages, fringe benefits, wage supplements or hours of work.

Section 12.    Buyer’s Representations. Buyer represents and warrants to, and covenants with, Sellers that Buyer is duly formed, validly existing and in good standing under the laws of Delaware and is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

Section 13.    Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):
(a)    At Closing, Seller shall deliver possession of the Properties to Buyer free and clear of all tenancies and other occupancies except for the residents of the Facilities and vendor leases of space within a Facility for the purpose of providing services to residents, all of which Sellers represent are either disclosed in the documents provided in the data room prior to the date of this Agreement, or referenced on Schedule 11(e)(ii) attached hereto;
(b)    Sellers shall have timely delivered the items set forth in Section 10 above that Seller is obligated to deliver;
(c)    Buyer shall have received from Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for each Real Property, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to each Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;
(d)    For each Property, Buyer shall have received a valid, permanent and unconditional certificate of occupancy (or the equivalent thereof) for the use and occupancy of such Property which shall not contain any contingencies or require any additional work to be completed;
(e)    Between the date hereof and the Closing Date, there shall have been no event having a Material Adverse Effect with respect to the financial or physical condition of the Property or the business operated thereon;
(f)    Provided that Buyer or its management agent has obtained an Operating License for each of the five licensed Facilities (as described in Schedule 1), no approval from any municipality in which each Property is located or any other governmental authority shall be required as a condition to the transfer of each Property to Buyer and to continue to operate the Property;
(g)    No later than five (5) business days prior to the Closing Date, Sellers shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record, which estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Title Report/Commitment received by Buyer; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; and (vi) be dated no earlier than thirty (30) days prior to Closing;
(h)    The representations and warranties of Sellers contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;
(i)    Provided that Buyer or its management agent has obtained an Operating License for each of the five licensed Facilities (as described in Schedule 1), all Regulatory Approvals shall have been issued and obtained;
(j)    With respect to Buyer’s obligation to purchase Tanglewood on the basis of assuming the Tanglewood Loan, the Lender shall have executed and delivered each and every of the Loan Assumption Documents to be executed by them, and all conditions to the effectiveness of the Loan Assumption Documents shall have been satisfied or waived in writing to the reasonable satisfaction of Buyer;
(k)    No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any governmental authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (a) prevents consummation of any of the transactions contemplated by this Agreement or (b) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
(l)    Simultaneous with or prior to the Closing hereunder, each of the conditions precedent set forth on Schedule 13(l) (the “Additional Conditions Precedent”) shall have been satisfied to the reasonable satisfaction of Buyer, or waived in writing by Buyer; and
(m)    Sellers shall have provided Buyer the evidence required by Section 1(f)(i) of this Agreement that the Tail Policy is in effect.
If any of the foregoing conditions precedent (including, without limitation, the Additional Conditions Precedent) have not been satisfied as of Closing and the result is a material adverse effect upon Buyer, as reasonably determined by Buyer, then Buyer may either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all liens, judgments or other encumbrances which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sum; (ii) suspend the Closing Date on one or more occasions for a period of time as Buyer shall reasonably determine in order to allow for all of the foregoing conditions precedent to be satisfied, during which period Sellers and Buyer shall work cooperatively and with reasonable diligence to satisfy all of said conditions, or (iii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, which notice shall state with reasonable specificity the condition precedent that has not been satisfied, and upon which termination the Earnest Money shall be refunded to Buyer and Sellers shall reimburse Buyer for all title insurance company charges, survey charges, attorneys’ fees and other out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement, such costs in the aggregate to not exceed $200,000, all obligations, liabilities and rights of the parties under this Agreement shall terminate; provided that Buyer’s termination of this Agreement pursuant to this subclause (iii) shall be effective if Seller fails to cure or cause the cure of said condition precedent within fifteen (15) business days following the date on which Seller receives Buyer’s notice of termination.
Section 14.    Conditions to Sellers’ Obligations. Sellers’ obligation to deliver title to the Properties shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;
(b)    Buyer shall deliver to Sellers on or before the Closing the items set forth in Section 10(b) above that Buyer is obligated to deliver; and
(c)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
Section 15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be delivered to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith, only by one of the following means: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) deposited with a nationally recognized overnight courier for next business day delivery, or (iv) by electronic mail. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the date of deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the electronic mail, provided that a copy of said notice also is sent via one of the means listed in subclauses (i) through (iii) of this Section. Notices may be given on a party’s behalf by its attorney.
Section 16.    Seller Covenants. Each Seller agrees that, with respect to the Facility owned by such Seller, Seller shall, or with respect to any portion of the Property that is owned by an Operator, Seller shall cause each Operator to do all of the following (collectively, the “Pre-Closing Covenants”): (a) continue to operate and manage the Property in a prudent and businesslike manner and in the same manner in which the Property has previously been operated and managed, without taking any action, or failing to take any action which would cause the Property to be operated, managed and maintained (1) in violation or continued violation of any Laws, (2) in a manner the result of which would have a Material Adverse Effect on the Property or Buyer’s ability to lease to a tenant to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (3) which would cause any of the representations and warranties of Sellers contained in this Agreement to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) make all necessary repairs and replacements required to keep the Property in good repair and working order and in substantially the same condition as the date hereof; (c) maintain in full force and effect all insurance policies in place with respect to the Property as of the Effective Date; (d) not, without Buyer’s prior written consent: (i) amend the current leases of the Property in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property other than license agreements with residents in the ordinary course of business; (ii) consent to an assignment of the current leases of the Property or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the current leases of the Property (other than the Leases between the Sellers and the Brookdale parties); iv) other than the improvements to the Elkhart and LaPorte Facilities to be made by Sellers as detailed in Schedule 11(v) attached hereto (collectively, the “Pending Improvements”), permit or consent to an alteration of the Real Property unless such consent is non-discretionary); or (v) amend, terminate, assign or enter into a new Material Contract, (e) timely perform all obligations under the current leases of the Property and the Contracts, under all governmental approvals, and under all other agreements relating to the Property; and shall comply with all Laws affecting the Property, and duly and timely file all tax reports required to be filed and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on Seller or the Property, (f) with the exception of the Brookdale Excluded Property listed in Schedule 1(l)(v), not remove any personal property from the Property unless such property is replaced with like items that are of equal or better quality and condition and (g) maintain the Inventory consistent with Operator’s past practices and replenish the same consistent with its past practices, and in any event such that at Closing the Inventory will be in sufficient quantity and condition for the normal operation of the business at each Property in compliance with applicable Laws and in a quantity sufficient for the operation of said business for a period of at least approximately seven (7) days. In furtherance of the preceding sentence, Seller cause Operator to coordinate its purchasing of food for the Facilities to determine when the last food orders by Operator will be placed prior to the applicable Closing for a Facility and to determine if the Facility should order additional food on the Operator’s final order to ensure that there is an adequate supply as of the Closing date for continued, consistent operations. Each Seller shall promptly inform Buyer in writing of any event having a Material Adverse Effect with respect to Seller’s ownership, use, occupancy or maintenance of the Property, whether insured or not. The Sellers of the Elkhart Property and the LaPorte Property shall complete the Pending Improvements following the Closing relating to each at its sole cost and expense, and this obligation shall survive the Closing and delivery of the deed as to each said Property.

In addition to the foregoing, following closing Seller shall perform, and shall cause Operators to perform, the obligations stated on Schedule 16 attached hereto (said obligations, together with all other covenants of Seller stated in this Agreement expressly surviving Closing, being referred to herein as the “Post-Closing Covenants”).
Section 17.    Bulk Transfer Tax Clearance. The parties acknowledge that if the laws of the state in which any Property is located require that, as a result of the sale of the Property to Buyer, governmental agencies or authorities must be notified in advance of the Closing Date, of the proposed assignment and transfer of the Property by Seller to Buyer, and/or the laws of such state require that Seller (or Seller’s direct or indirect owners) obtain and/or deliver to Buyer a clearance certificate evidencing the payment by Seller of certain taxes and assessments, Seller shall be responsible for obtaining such clearance. During the Due Diligence Period, Buyer will determine whether any such requirements exist in Indiana or Michigan and shall notify Seller of such requirements, if any. Upon receipt of such notice from Buyer, Sellers will timely give such applicable notices to such governmental agencies or authorities, in advance of Closing, as required under such laws, and shall use their its best efforts to promptly obtain and deliver to Buyer such applicable clearance certificates, if any, by the Closing Date. The parties further acknowledge that, as a result of procedures for the administration of applications for such clearance certificate, and anticipated delays therein, it may not be possible for Sellers to obtain and deliver such clearance certificate as of the Closing Date, or for some period of time thereafter. Sellers shall nevertheless deliver to Buyer at Closing evidence reasonably acceptable to Buyer and to the Title Insurer that such applicable notices (in proper form) have been timely delivered and, if such notices are statutorily required, that all tax returns for periods prior to the tax fiscal year(s) in which the Closing occurs have been filed with and all taxes paid to all applicable governmental authorities. If such a requirement exists in Indiana or Michigan, Sellers also shall promptly request and upon receipt (but at least three (3) business days before the Closing Date) deliver to Buyer a Tax Lien Certificate, issued by the Department of Revenue of the State in which the Property is located evidencing that no liens or claims for unpaid taxes have been assessed against any Seller or Property. Sellers agree to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Buyer (with copies to the Title Insurer) all statutorily required clearance certificates at or as soon after the Closing Date as is reasonably possible. If any such clearance certificate is not available at the Closing, the failure to deliver such clearance certificate shall not constitute a deficiency in the quality of title that Sellers are required by this Agreement to convey, provided that the Title Insurer shall raise no exception therefor in the title policy, and provided further that (i) no liens or claims for unpaid taxes shall then have been assessed against any Seller or Property, and (ii) Sellers deliver to the Title Insurer and Buyer at Closing a written indemnification agreement in form and content, and issued by Sellers and/or a party, reasonably acceptable to Buyer and its counsel relating to liabilities that may arise against Buyer and any Property as a result of the failure to obtain and deliver such clearance certificates as of the Closing.
Section 18.    Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day and any other day in which a majority of federal or national banks are not open for business. All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.
Section 19.    Entire Agreement; Modification. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
Section 20.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
Section 21.    Applicable Law. This Agreement shall be construed under the laws of the State of Indiana, without giving effect to any state’s conflict of laws principles.
Section 22.    Broker’s Commissions. Buyer and Sellers each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Sellers shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Sellers. Sellers and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
Section 23.    Assignment. Buyer may assign its rights under this Agreement to one or more affiliates (an entity in which controlling ownership is held by Griffin-American Healthcare REIT III, Inc.), provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer with respect to each Property. In no event may Sellers be required to sell one or more but not all of the Facilities, except where the terms of this

Agreement provide for same.
Section 24.    Attorneys’ Fees. In any action between Buyer and Sellers as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees, expenses and court costs incurred in such action.
Section 25.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes; provided, however, any party shall deliver an original signature on this Agreement to the other party upon request.
Section 26.    Anti-Terrorism; OFAC. Neither Buyer or Sellers, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
Section 27.    Buyer’s Disclosures. Sellers acknowledge that Buyer is, and/or may assign this Agreement to one or more subsidiaries of, an entity that is a Real Estate Investment Trust and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
Section 28.    No Third Party Beneficiaries. BUYER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY (INCLUDING, WITHOUT LIMITATION, REFERENCES TO RIDGELINE WHO IS AN INTENDED BENEFICIARY OF THE PROVISIONS IN WHICH IT IS REFERENCED), THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, NO OTHER THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER OR SELLERS. EITHER OF SELLERS OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT

BY ANY SUCH THIRD PARTY AGAINST SELLERS OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS.
Section 29.    Time of Performance. Time is of the essence of this Agreement.
Section 30.    Further Assurances. Each party hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost or liability to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of this Section 30 shall survive Closing.
Section 31.    Consequential Damages. Neither Sellers nor Buyer shall be entitled to recover (and in no event shall either party be responsible for) lost profits or consequential, special or any other indirect damages arising from this Agreement or either party’s obligations under this Agreement.
Section 32.    Jury Waiver. BUYER AND SELLERS EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLERS AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTIES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.
Section 33.    Cooperation with Audit. Sellers acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement, and that the assignee may be affiliated with a publicly registered company (“Registered Company”). Sellers acknowledge that they have been advised that if the Buyer or its assignee is affiliated with a Registered Company, that party may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to fiscal years 2012 (year-end data only), 2013 and 2014 (collectively, the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Sellers covenants to provide (or cause Brookdale to provide the items in italics below) the assignee with the following during the Due Diligence Period and for one (1) year thereafter: (i) access to bank statements for the Audited Year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along; (xii) signed representation letter in the form attached hereto as Schedule “33-A” (“Representation Letter”), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule “33-B”(“Audit Letter”). Sellers also agree to deliver a signed Representation Letter and signed Audit Letter to Buyer within five (5) business days prior to Closing, and such delivery shall be a condition to Closing. The provisions of this Section shall survive Closing. Sellers also agrees to reasonably cooperate with Buyer to obtain a comfort letter, as may be requested by Buyer.
Section 34.    EXHIBITS. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

Schedule 1	List of Sellers, Properties, Operators and Licensed Bed Capacity
Schedule 1(l)(v)	Brookdale Excluded Assets
Schedule 1(l)(v)-2	Utility Deposits
Schedule 1(l)(vii)	Vehicles
Schedule 4(b)	List of Loan Documents
Schedule 6(b)	Excluded National Contracts
Schedule 9	Additional Indemnification Provisions
Schedule 11(e)(i)	List of Material Contracts
Schedule 11(e)(ii)	List of Contracts
Schedule 11(v)	Improvements of Elkhart and LaPorte
Schedule 13(l)	Additional Conditions Precedent to Buyer's Obligation
Schedule 16	Post-Closing Covenants
Schedule 33A	Form of Representation Letter
Schedule 33B	Form of Audit Letter
Exhibit A	Legal Description of Land
Exhibit B	Seller Deliverables
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment of Intangible Property and Approved Contracts

If any Schedule or Exhibit designated in this Agreement is not be attached to this Agreement as of the date of execution, then within ten (10) business days following the execution of this Agreement, Seller shall deliver to Buyer a complete set of all Schedules and Exhibits not so attached, together with Seller’s written authorization for Buyer to affix same to its executed copy of this Agreement, and Buyer shall have the right to approve same and, once so approved, to attach same to this Agreement.

The remainder of this page is intentionally blank. Signatures follow on the next page.

SELLER SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

Sellers:
LAPORTE RETIREMENT L.L.C.	HOBART RETIREMENT L.L.C.
By: /s/ Steven L. Garatoni	By: /s/ Steven L. Garatoni
Steven L. Garatoni, Sole Member	Steven L. Garatoni, Sole Member
Date: March 23, 2015	Date: March 23, 2015

ELKHART RETIREMENT L.L.C.	NILES RETIREMENT L.L.C.
By: /s/ Steven L. Garatoni	By: /s/ Steven L. Garatoni
Steven L. Garatoni, Sole Member	Steven L. Garatoni, Sole Member
Date: March 23, 2015	Date: March 23, 2015

EASTLAKE L.L.C.	CW LLC
By: /s/ Steven L. Garatoni	By: /s/ Steven L. Garatoni
Steven L. Garatoni, Sole Member	Steven L. Garatoni, Sole Member
Date: March 23, 2015	Date: March 23, 2015

BUYER SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

BUYER:
GAHC3 Mountain Crest Senior Housing Portfolio, LLC
By: Griffin-American Healthcare REIT III Holdings, LP, its Sole Member
By: Griffin-American Healthcare REIT III, Inc. its General Partner

By:        /s/ Jeffrey T. Hanson
Name:       Jeffrey T. Hanson
Title:        Chief Executive Officer
Date:       March 23, 2015

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE EARNEST MONEY.

TITLE INSURER:
Chicago Title Insurance Company

By:      /s/ Shannon Bright
Name:     Shannon Bright
Title:      Escrow Officer
Date: March 23, 2015